Exhibit 2.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of October 5, 2016 by and between Lam Research Corporation, a Delaware corporation (“Lam Research”), and KLA-Tencor Corporation, a Delaware corporation (“KLA-Tencor”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, on October 20, 2015, Lam Research, KLA-Tencor, Topeka Merger Sub 1, Inc., a Delaware corporation, and Topeka Merger Sub 2, Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Capitalized terms used herein and not defined have the meanings assigned thereto in the Merger Agreement.

WHEREAS, pursuant to Section 8.1(a) of the Merger Agreement, the Parties are entitled to terminate the Merger Agreement by mutual written consent.

WHEREAS, the Parties desire to terminate the Merger Agreement by mutual written consent, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. Termination of Merger Agreement. Pursuant to Section 8.1(a) of the Merger Agreement, the Parties hereby agree that the Merger Agreement, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby (collectively, the “Transaction Documents”), are hereby terminated effective immediately on the date hereof and, notwithstanding anything to the contrary in the Transaction Documents, including Section 8.2 of the Merger Agreement, the Transaction Documents are terminated in their entirety and shall be of no further force or effect whatsoever (the “Termination”); provided that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, though the penultimate sentence of paragraph 7 thereof shall be amended to read “Any destruction of Evaluation Material pursuant to this paragraph shall be certified in writing to the Counterparty or the Company, as applicable, by an authorized officer supervising such destruction.”

2. No Termination Fees. The parties acknowledge and agree that neither a Company Termination Fee nor a Parent Termination Fee shall be payable in connection with the Termination.

3. Representations and Warranties. Each Party represents and warrants to the other that: (a) such Party has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (b) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (c) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

4. Further Assurances. Each Party shall, and shall cause its Subsidiaries and affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Authority or under any Antitrust Law, in each case to the extent applicable, in connection with the transactions contemplated by the Transaction Documents.

5. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

7. Submission to Jurisdiction; Appointment of Agent for Service of Process. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7 in the manner provided for notices in Section 9.4 of the Merger Agreement. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

8. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9. Counterparts. This Agreement may be executed and delivered (including by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LAM RESEARCH CORPORATION

By:	/s/ Martin B. Anstice
Name:	Martin B. Anstice
Title:	President and Chief Executive Officer

KLA-TENCOR CORPORATION

By:	/s/ Richard P. Wallace
Name:	Richard P. Wallace
Title:	President and Chief Executive Officer